SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. ___)/1/



                          FIRST FEDERAL BANCORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    319979100
                                 --------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                     PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JAMES R. SHARP

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)  [ ]

                                                             (b)  [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                40,948
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             398,397
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           40,948
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER        398,397
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             439,345
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            34.32%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              ------------------
                                                               PAGE 3 OF 5 PAGES
                                                              ------------------


                       Securities and Exchange Commission
                             Washington, D.C. 20549

ITEM 1(A)   NAME OF ISSUER.
     First Federal Bancorporation

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     214 5th Street
     Bemidji, Minnesota  56601

ITEM 2(A)   NAME OF PERSON(S) FILING.
     James R. Sharp

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE.
     Same as Item 1(b).

ITEM 2(C)   CITIZENSHIP.
     United States of America.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES.
     Common Stock, par value $.01 per share per share.

ITEM 2(E)   CUSIP NUMBER.
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:
     Not applicable.

ITEM 4.     OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for the reporting person.
     (b) Percent of Class: See Row 11 of the second part of the cover page provided for the reporting person.
     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for the reporting person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                                                              ------------------
                                                               PAGE 4 OF 5 PAGES
                                                              -----------------


ITEM 6.  OWNERSHIP  OF MORE THAN FIVE  PERCENT ON BEHALF OF ANOTHER  PERSON.
     No other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale if the shares held by the reporting person.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10. CERTIFICATION.
     By signing below, I certify that to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              ------------------
                                                               PAGE 4 OF 5 PAGES
                                                              ------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




/s/ James R. Sharp                                     February 13, 2001
----------------------------------------               ------------------------
James R. Sharp, as an Individual                       Date
Stockholder